Exhibit 10.35

July 23, 2007

Mr. David M. Kastin
24 Jarombek Drive
Towaco, NJ 07087

Dear David:

This letter will confirm an offer of employment to you by Town Sports International, LLC (the “Company” or “Town Sports International”), a subsidiary of Town Sports Holdings Inc. (“TSI Holdings”).

Your initial assignment will be as Senior Vice President/General Counsel and Corporate Secretary, reporting directly to Mr. Alex Alimanestianu, President/ Chief Development Officer. You will be based at our headquarters office located at 5 Penn Plaza, New York, NY. Your initial salary will be $275,000.00 per/year, ($10,576.93 Bi-Weekly). Future salary increases will be based on demonstrated job performance. Your performance will be reviewed each year in accordance to Company policy and practice. Your first formal review will be scheduled for January 2009.

You will be eligible to join the company’s executive benefit program on the first of the month following the completion of ninety (90) days of employment. You will be eligible to join the Company’s 401K program on the first of the month of the quarter following your one (1) year anniversary. You will be eligible for vacation, holidays and time off in accordance to the Company’s personal time off policy (PTO) consistent with all other Executives. Please be aware that Town Sports International’s PTO does not allow carryover from year to year. Therefore, if the time is not taken it is forfeited each year.

You will be reimbursed for all normal business expenses in accordance to Company policy.

In order to induce you to commence employment with us, you will be paid a bonus of $20,000 within 30 days of your start date. If you resign from the employ of the Company or your employment is terminated by the Company for Cause (as defined below) within six months of your start date, you will be required to repay such amount in full and if such an event occurs during the following six months, you will be required to repay 50% of such bonus.

You will be eligible for a performance bonus of Sixty Thousand Dollars ($60,000.00), prorated for 2007 in accordance to the Officer Performance Bonus Program. The program is based on the attainment of company performance towards EBITDA targets and can be increased or decreased based on the actual company results. Actual incentive payments will be paid yearly, usually in the first quarter of each following year, after Board approval.

It was also committed that you will be eligible to receive, subject to approval of the Compensation Committee of the Board, a nonqualified option to purchase ten thousand (10,000) shares of TSI Town Sports International Holdings (or any successor entity) non-qualified stock options common stock. Such options are, expected to be granted in August 2007. If the current Stock Option program survives, twenty-five percent (25%) of the shares will vest at the end of each anniversary of your employment with Town Sports International.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Except as set forth in the following sentence, in the event of termination other than for “cause,” you will be paid severance equal to one year salary at your then current salary. For purposes of this Agreement “cause”

shall mean termination for: (1) a repeated refusal to comply with a lawful directive of the President/Chief Development Officer, (2) serious misconduct, dishonesty or disloyalty directly related to the performance of duties for the Company, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (3) being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have an adverse impact on the Company’s reputation and standing in the community; (4) willful and continued failure to substantially perform your duties under this Agreement; or (5) any other material breach of this Agreement. In the event of termination for cause, you will be entitled to any unpaid salary through the date of termination. You will not be entitled to any other compensation from the Company, including, without limitations, severance pay.

You will be required to sign and return the Confidentiality Agreement attached to this offer letter. In addition, you represent that the execution by you of this letter and the performance by you of your contemplated duties does not conflict with, or result in a violation or breach of, any other agreement or arrangement to which you are bound. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

We are required by law to confirm your eligibility for employment in the United States. Thus, you will be asked to provide proof of your eligibility to work in the U.S. on your start date.

This offer letter together with the Confidentiality Agreement sets forth the entire agreement and understanding between TSI and you relating to your employment and supersedes all prior verbal discussions between us.

All payments pursuant to this offer letter will be subject to applicable withholding taxes. Please acknowledge and confirm your acceptance hereof by, signing and returning one copy of this letter and the Confidentiality Agreement to me at the address above.

I believe this covers everything. We all look forward to you joining our Executive team in the near future. Please do not hesitate to contact Alex or me if you have any questions.

Sincerely,

/s/ Jim Rizzo
_____________________________
Jim Rizzo
Senior Vice President
Human Resources
/s/ David M. Kastin
_____________________________
David M. Kastin/Date

CC:  Mr. Alex Alimanestianui — President/C.D.O.
         Mr. Richard Pyle — Chief Financial Officer